EATON VANCE SENIOR FLOATING-RATE TRUST

Supplement to Prospectus dated February 28, 2022

1. The following replaces the fifth paragraph under “Investment Objectives, Policies and Risk” in “Prospectus Summary” in the Prospectus:

Catherine C. McDermott, Daniel P. McElaney, Craig P. Russ and Andrew N. Sveen are Vice Presidents of Eaton Vance and are portfolio managers of the Trust. Mr. Russ has managed the Trust since November 2003 and Messrs. McElaney and Sveen and Ms. McDermott have managed the Trust since March 2019. Messrs. McElaney, Russ and Sveen and Ms. McDermott have been employed by Eaton Vance for more than five years and manage other Eaton Vance funds. Effective July 1, 2022, the portfolio managers of the Trust will be Catherine C. McDermott, Daniel P. McElaney and Andrew N. Sveen.

2. The following replaces the fifth paragraph under “The Adviser” in “Management of the Trust” in the Prospectus:

Catherine C. McDermott, Daniel P. McElaney, Craig P. Russ and Andrew N. Sveen are Vice Presidents of Eaton Vance and are portfolio managers of the Trust. Mr. Russ has managed the Trust since November 2003 and Messrs. McElaney and Sveen and Ms. McDermott have managed the Trust since March 2019. Messrs. McElaney, Russ and Sveen and Ms. McDermott have been employed by Eaton Vance for more than five years and manage other Eaton Vance funds. Effective July 1, 2022, the portfolio managers of the Trust will be Catherine C. McDermott, Daniel P. McElaney and Andrew N. Sveen.

March 11, 2022

EATON VANCE SENIOR FLOATING-RATE TRUST

Supplement to Statement of Additional Information dated February 28, 2022

1.	The following replaces the first table under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
Catherine C. McDermott
Registered Investment Companies	7	$4,846.7	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Daniel P. McElaney
Registered Investment Companies	4	$1,917.6	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Craig P. Russ
Registered Investment Companies	10	$40,565.8	0	$0
Other Pooled Investment Vehicles	5	$5,849.1	0	$0
Other Accounts	7	$3,511.9	0	$0
Andrew N. Sveen
Registered Investment Companies	12	$41,468.3	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0

2.	The following replaces the second table under “Portfolio Managers.” in “Investment Advisory and Other Services”:

Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned in the Trust	Aggregate Dollar Range of Equity Securities Beneficially Owned in the Eaton Vance Family of Funds
Catherine C. McDermott	None	Over $1,000,000
Daniel P. McElaney	None	$100,001 - $500,000
Craig P. Russ	$500,001 - $1,000,000	Over $1,000,000
Andrew N. Sveen	$100,001 - $500,000	$100,001 - $500,000

Effective July 1, 2022, the portfolio managers of the Trust will be Catherine C. McDermott, Daniel P. McElaney and Andrew N. Sveen.

March 11, 2022